EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-3 of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated August 13, 2020 relating to the audit of the consolidated financial statements of MMEX Resources Corporation (the “Company”) appearing in the Annual Report on Form 10-K of the Company for the years ended April 30, 2020 and 2019 and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPAS, PLLC

www.mkacpas.com

Houston, Texas

April 28, 2021